EXHIBIT 99.3

GLOBAL PAYMENTS INC.

Unaudited Pro Forma Combined Financial Statements

On November 12, 2003, Global Payments Inc., or Global Payments or the Company, completed the acquisition of Latin America Money Services, LLC, or LAMS, a Delaware limited liability company which owned a majority of the outstanding equity interests in DolEx Dollar Express, Inc., a Texas corporation, or DolEx, and owned a majority of the outstanding equity interests in DolEx Envios, S.A. de C.V., a Mexican subsidiary of DolEx, or DolEx Envios. The transaction was structured as a merger of GP Ventures (Texas), Inc., a Delaware corporation and wholly-owned subsidiary of Global Payments, into LAMS, with LAMS remaining as the surviving entity in the merger. Global Payments also acquired the remaining equity interests in DolEx that were not already owned by LAMS from the DolEx Class B shareholders. As a result of the transaction, LAMS, a holding company, is now a wholly-owned subsidiary of Global Payments, DolEx, the primary operating company, is a wholly-owned subsidiary of LAMS and DolEx Envios is a majority-owned subsidiary of DolEx because one share of DolEx Envios is owned by GP Finance, Inc., a wholly-owned subsidiary of Global Payments.

Under the terms of the merger and related agreements, Global Payments paid a purchase price of $190 million plus certain closing adjustments such as an adjustment relating to closing cash on hand, certain merger expenses and the value of certain acquisitions that were consummated by DolEx prior to closing. Accordingly, at closing, Global Payments gave consideration of approximately $192 million for LAMS, DolEx and DolEx Envios, which the Company collectively refers to as the operations acquired from LAMS. The consideration consisted of a combination of $61 million in cash-on-hand at closing, net of cash acquired of approximately $9 million; the issuance of $114 million in promissory notes payable to the order of the LAMS members and the DolEx Class B shareholders, and the issuance of 223,289 shares of Global Payments common stock with a fair value on the closing date of approximately $8 million. Global Payments may be required to make further contingent payments to the LAMS members and the DolEx Class B shareholders primarily based on DolEx attaining certain performance levels for calendar 2003. The acquisition will be recorded using the purchase method of accounting. The net assets acquired consist of cash, accounts receivable, inventory, prepaid expenses and other current assets, tangible personal property, internally developed software, a customer related intangible, trademarks and the goodwill of the business, net of certain accrued expenses and settlement obligations. On December 1, 2003, the Company repaid the promissory notes payable in full using borrowings available under its U.S. credit facility.

Founded in 1996, DolEx is a leading provider of consumer-to-consumer electronic money transfer services to the Latino community living in the United States and their Latin American beneficiaries abroad. DolEx provides services that allow customers to transfer money electronically through its network of retail branches in the United States to beneficiaries in Latin America. The business is based in Arlington, Texas, operates hundreds of branches across the U.S. in areas with large Latino populations, and has settlement arrangements with thousands of banks, exchange houses and retail locations in Latin America.

The Company intends to operate the acquired business in a manner consistent with DolEx’s historical operations. Global Payments does not expect to undertake significant operational integration activities, rather it intends to focus on a growth strategy. This growth strategy may include additional branch openings, primarily in under penetrated geographic regions; the pursuit of branch acquisition opportunities in locations that have meaningful customer bases; and the expansion of its settlement network throughout the Latin American market.

GLOBAL PAYMENTS INC.

Unaudited Pro Forma Combined Financial Statements

The following pro forma combined financial statements have been prepared as if the acquisition had taken place on June 1, 2002. The operating results are included in the Company’s consolidated statements of income from the date of the acquisition. A pro forma combined balance sheet is not presented as this transaction is already reflected in the Company’s balance sheet for November 30, 2003 included in its Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2003 filed on January 14, 2004. Global Payments has a fiscal year end of May 31st. The operations acquired from LAMS have a fiscal year end of December 31st. For purposes of the pro forma combined financial statements, the information for the operations acquired from LAMS is presented using Global Payments’ fiscal year end.

The unaudited pro forma financial statements are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future. The unaudited pro forma combined financial statements should be read in conjunction with Global Payments’ separate historical financial statements and notes thereto, as well as the historical financial statements and notes thereto of the operations of LAMS to be acquired by Global Payments Inc. contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma combined financial statements.

GLOBAL PAYMENTS INC.

Unaudited Proforma Combined Statement of Income

For the year ended May 31, 2003

(In thousands, except share data)

	Global Payments Inc. Historical	Operations Acquired from LAMS Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$516,084	$73,633	$—		$589,717

Operating expenses:
Cost of service	260,290	39,129	2,009	(a)	300,344
			(1,084	)(b)
Sales, general and administrative	161,272	16,248			177,520
Restructuring	1,257	—	—		1,257

	422,819	55,377	925		479,121

Operating income	93,265	18,256	(925)		110,596

Other income (expense):
Interest and other income	1,183	1,892	(542	)(c)	2,533
Interest and other expense	(4,296)	(1,022)	(3,908	)(d)	(9,226)
Minority interest in earnings	(5,008)	(1,626)	1,626	(e)	(5,008)

	(8,121)	(756)	(2,824)		(11,701)

Income before income taxes	85,144	17,500	(3,749)		98,895
Provision for income taxes	31,844	7,018	(1,402	)(f)	37,460

Net income	$53,300	$10,482	$(2,347)		$61,435

Earnings per share
Basic	$1.44				$1.65

Diluted	$1.41				$1.61

Weighted average shares outstanding:
Basic	36,957		223	(g)	37,180

Diluted	37,824		223	(g)	38,047

See Notes to Unaudited Pro Forma Combined Financial Statements

GLOBAL PAYMENTS INC.

Unaudited Proforma Combined Statement of Income

For the six months ended November 30, 2003

(In thousands, except share data)

	Global Payments Inc. Historical	Operations Acquired from LAMS Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$284,911	$37,163	$—		$322,074

Operating expenses:
Cost of service	129,436	20,166	1,005	(a)	150,169
			(438	)(b)
Sales, general and administrative	97,488	10,192			107,680
Restructuring	4,703	—	—		4,703

	231,627	30,358	567		262,552

Operating income	53,284	6,805	(567)		59,522

Other income (expense):
Interest and other income	753	489	(393	)(c)	849
Interest and other expense	(1,635)	(262)	(1,954	)(d)	(3,851)
Minority interest in earnings	(3,366)	(847)	847	(e)	(3,366)

	(4,248)	(620)	(1,500)		(6,368)

Income before income taxes	49,036	6,185	(2,067)		53,154
Provision for income taxes	18,339	3,122	(773	)(f)	20,688

Net income	$30,697	$3,063	$(1,294)		$32,466

Earnings per share
Basic	$0.82				$0.86

Diluted	$0.79				$0.83

Weighted average shares outstanding:
Basic	37,466		223	(g)	37,689

Diluted	38,861		223	(g)	39,084

See Notes to Unaudited Pro Forma Combined Financial Statements

GLOBAL PAYMENTS INC.

Notes to Unaudited Pro Forma Combined Financial Statements

(In thousands)

The following pro forma adjustments were made to the historical combined income statements of the Company and the operations acquired from LAMS for the six month period ended November 30, 2003 and the year ended May 31, 2003 to reflect the acquisition as if it had occurred on June 1, 2002.

(a)	To reflect the amortization expense related to the acquired customer related intangible and internally developed software costs previously not capitalized associated with the acquisition.

The acquisition has been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. As a result of the outstanding contingent payment, final purchase price adjustments pursuant to the merger agreement and the Company’s review of supporting details for certain opening balance sheet items, the allocation of the purchase price is subject to refinement.

Operations Acquired from LAMS
Current assets	$13,637
Other long term assets	1,988
Property, furniture and equipment, net	12,241
Customer base	4,749
Trademark	42,944
Goodwill	146,320

Total assets acquired	221,879
Current liabilities	(9,406)
Long term liabilities	(19,591)

Net assets acquired	$192,882

The trademarks and goodwill are not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

The customer base was valued using an income approach, discounted cash flow analysis. In this approach, customer attrition, revenues and direct expenses associated with the customer relationship were considered, based on the information about the customers that the operations acquired from LAMS maintains through the loyalty card program, or the Amigo Latino card. The customer base useful life of three years is based on survival and mortality rates for customers using the loyalty card program.

The trademarks were valued using the relief-from-royalty income approach. Consideration was given to market share, market recognition, profitability of the trademarked services and third-party trademark license agreements in related industries. The trademarks were determined to have an indefinite useful life.

GLOBAL PAYMENTS INC.

Notes to Unaudited Pro Forma Combined Financial Statements—(Continued)

(In thousands)

Internally developed software valued at approximately $3 million was capitalized as property and equipment at the acquisition date. This software is a centralized, proprietary system that was developed and designed to meet the needs of customers, management and compliance requirements. Prior to January 1, 2002, the operations acquired from LAMS previously expensed all development costs associated with this software. The valuation was based on a cost approach, determining the cost of reproduction. The useful life of this software was determined to be seven years, based on the expected use of the asset without significant redesign or functionality enhancements.

(b)	To reflect the decrease of the amortization expense relating to the intangible assets historically recorded by the operations acquired from LAMS.

(c)	To reflect the decrease of historical other income attributed to subsidiaries of LAMS that the Company did not acquire. This related party income would not continue after the acquisition date.

(d)	To reflect an increase in interest expense related to the debt incurred to fund the acquisition. As of June 1, 2002, the Company did not have sufficient cash on hand to fund the acquisition and would have to borrow the entire purchase price, less the value of common stock issued. The pro forma adjustment uses the interest rate that would have been in effect on November 12, 2003 under its U.S. credit facility.

(e)	To reflect the elimination of the historical minority interest in earnings. The Company acquired the minority shareholders’ investment in DolEx.

(f)	To reflect the income tax benefit on the pro forma adjustments using the Company’s effective tax rates for those periods.

(g)	To reflect the shares of Global Payments common stock issued in conjunction with the acquisition.